BFC FINANCIAL CORPORATION


         BFC FINANCIAL CORPORATION DECLARES A FIVE FOR FOUR STOCK SPLIT

FORT LAUDERDALE, FL., May 7, 2004-- The Board of Directors of BFC Financial Corporation (NASDAQ:BFCF) announced today that its Board of Directors has declared a five-for-four common stock split, effected in the form of a 25 percent common stock dividend. The stock dividend is payable in Class A stock to both Class A and Class B common stockholders of record at the close of trading on May 17, 2004. The Board has set the payment date for May 25, 2004. Fractional shares will be rounded up to the next whole share of Class A common stock.

Due to accounting and tax considerations, with respect to options to purchase Class B stock previously granted under the Company's stock option plan, the stock split dilution adjustments, with regard to these Class B options, will be made in Class B stock.

ABOUT BFC FINANCIAL CORPORATION:
BFC FINANCIAL CORPORATION (NASDAQ: BFCF) is a holding company that currently holds controlling interests in a number of diverse businesses, including:
BankAtlantic Bancorp and its subsidiaries, BankAtlantic and Ryan Beck & Co.; and Levitt Corporation. These interests include approximately 13.2 million shares of the common stock of BankAtlantic Bancorp and approximately 3.3 million shares of the common stock of Levitt Corporation, as well as Levitt Corporation's ownership of an approximate 9.5 million shares of Bluegreen Corporation.

ABOUT BANKATLANTIC BANCORP (NYSE: BBX):
BANKATLANTIC BANCORP is a diversified financial services holding company and the parent company of BankAtlantic and Ryan Beck & Co. Through these subsidiaries, BankAtlantic Bancorp provides a full line of products and services encompassing consumer and commercial banking, brokerage and investment banking.
         ABOUT BANKATLANTIC:
         BANKATLANTIC, "Florida's Most Convenient Bank," is one of the largest financial institutions headquartered in Florida and provides a comprehensive offering of banking services and products via its broad network of community branches throughout Florida and its online banking division - BankAtlantic.com. BankAtlantic has 73 branch locations and operates more than 200 conveniently located ATMs. BankAtlantic is open 7 days a week and offers holiday hours, extended weekday hours, Totally Free Change Exchange coin counters, 24/7 call center service, and free retail and business checking with a free gift.

                    SEVEN-DAY BANKING - MONDAY THROUGH SUNDAY
o Extended branch lobby hours are 8:30 am - 5:00 pm, Monday through Wednesday, and 8:30 am - 8:00 pm, Thursday and Friday. Our Kendale Lakes branch in Miami-Dade will be open until midnight commencing June 1, 2004.
o        Extended drive-thru hours are 7:30 am - 8:00 pm, Monday through Friday.

o Saturday branch lobby hours are 8:30 am - 3:00 pm, and drive-thru hours are 7:30 am - 6:00 pm.

o Sunday branch lobby hours are 11:00 am - 4:00 pm, and drive-thru hours are 11:00 am - 4:00 pm.

         ABOUT RYAN BECK & CO.:
         RYAN BECK & CO. is a full-service broker dealer engaging in underwriting, market making, distribution, and trading of equity and debt securities. The firm also provides money management services, general securities brokerage, including financial planning for the individual investor, consulting and financial advisory services to financial institutions and middle market companies. Ryan Beck & Co. also provides independent research on approximately 100 companies and has approximately 500 financial consultants located in 33 offices nationwide.

ABOUT LEVITT CORPORATION (NYSE: LEV):
LEVITT CORPORATION, the parent company of Levitt and Sons (TM) and Core Communities, develops single-family homes and master-planned communities.
         LEVITT AND SONS (TM), America's first builder of planned suburban communities, is best known for creating New York's Levittown, Long Island and Levittown, PA. After building approximately 200,000 homes in 75 years, Levitt and Sons (TM) currently develops single and multi-family homes for active adults and families.

         CORE COMMUNITIES develops master-planned communities in Florida, including its original and best known, St. Lucie West. St. Lucie West, the fastest growing community on Florida's Treasure Coast for the last 7 years, is a 4,600-acre community with over 5,000 built and occupied homes, 150 businesses employing 5,000 people and a university campus. Core Communities' newest master-planned community is "Tradition." Now under development on Florida's Treasure Coast in St. Lucie County, Tradition will feature 15,000 residences, a commercial town center and a world-class corporate park.

         BOWDEN HOMES - "A LEVITT COMPANY"
         Founded in 1971 and acquired by Levitt Corporation in April 2004, Bowden Homes has been the largest homebuilder in Memphis and its surrounding metropolitan area for six consecutive years. Bowden Homes focuses on building distinctively featured family housing in the Memphis and north Mississippi areas, and is the only mid-south homebuilder that offers an exclusive design center.

         BLUEGREEN CORPORATION (NYSE: BXG) engages in the acquisition, development, marketing and sale of drive-to-vacation resorts, golf communities and residential land. The Company's resorts are located in a variety of popular vacation destinations including the Smoky Mountains of Tennessee; Myrtle Beach and Charleston, South Carolina; Branson, Missouri; Wisconsin Dells and Gordonsville, Wisconsin; Aruba and throughout Florida. Bluegreen Corp.'s land operations are predominantly located in the Southeastern and Southwestern United States. Levitt Corporation holds an approximate 37% ownership in Bluegreen Corporation.

FOR FURTHER INFORMATION, PLEASE VISIT OUR WEBSITES:
WWW.BFCFINANCIAL.COM
WWW.BANKATLANTICBANCORP.COM
WWW.BANKATLANTIC.COM
WWW.RYANBECK.COM
WWW.LEVITTCORPORATION.COM
WWW.LEVITTANDSONS.COM
WWW.CORECOMMUNITIES.COM
WWW.BOWDENHOMES.COM
WWW.BLUEGREEN-CORP.COM

To receive future news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on WWW.BFCFINANCIAL.COM.

BFC FINANCIAL CORPORATION CONTACT INFO:

INVESTOR RELATIONS:
Leo Hinkley, Investor Relations Manager
Phone: (954) 760-5151
Fax: (954) 760-5415
Email: INVESTORRELATIONS@BFCFINANCIAL.COM

MAILING ADDRESS: BFC Financial Corporation, Investor Relations
1750 East Sunrise Blvd., Fort Lauderdale, FL 33304

CORPORATE COMMUNICATIONS:
Sharon Lyn, Corporate Communications Manager
Phone: (954) 760-5151
Fax: (954) 760-5415
Email: CORPCOMM@BFCFINANCIAL.COM


                                       ###

Statements in this release may constitute forward-looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, future payment of dividends as determined and declared by the Company's Board of Directors, and other factors detailed in the Company's SEC filings.